Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-26977, 33-36379, 33-50746, 333-00733, 333-00749, 333-00757, 333-09387, 333-33327, 333-75383, 333-92155, 333-58526, 333-67472, 333-103653, 333-149500 and 333-149501 on Forms S-8 and 333-72034 on Form S-3 of our report dated May 23, 2008 (December 16, 2008 as to the reclassification of segment information as described in Notes 3, 4, and 15) relating to the financial statements and financial statement schedule of Computer Sciences Corporation (the Company), which report expresses an unqualified opinion on those financial statements and financial statement schedule, and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment on April 1, 2006, SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statement No. 87, 88, 106 and 132R on March 30, 2007 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 on March 31, 2007 and of our report dated May 23, 2008  relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in this Current Report on Form 8-K of the Company dated December 16, 2008.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 16, 2008